Exhibit 99.1

NEWS RELEASE	Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores July Sales Up 5%

— Second Quarter Sales Increase 11% —

IRVING, Texas –August 5, 2004 – Michaels Stores, Inc. (NYSE: MIK) today reported that total sales for the month of July increased 5% to $213.0 million from $203.7 million for the same month last year. Same-store sales for the month were flat on a 2% decrease in average ticket, flat customer traffic, and a 2% increase from higher custom frame deliveries. Second quarter sales of $682.9 million for fiscal 2004 increased 11% from $616.7 million for the same period a year ago. Same-store sales for the quarter grew 5% on a flat average ticket, a 4% increase in customer traffic, and 1% from higher custom frame deliveries. Year-to-date sales of $1.409 billion increased 11% from $1.273 billion for the same period last year while same-store sales were up 6% year-to-date on a 2% increase in average ticket and a 4% increase in customer traffic. A favorable currency translation, due to the stronger Canadian dollar, contributed approximately 0.3% to the average ticket increase in the month, 0.1% to the average ticket increase in the quarter, and 0.3% to the average ticket increase year-to-date.

     Michael Rouleau, Chief Executive Officer, stated, “Considering the planned reductions we made to our promotional calendar for July, we are pleased with our sales results for the month, which exceeded our forecast. We are also very pleased with our same-store sales for the second quarter, which were at the high end of our forecast of a 3% to 5% increase. Same-store sales in the second quarter were driven by better in-store inventory in-stock levels, an enhanced promotional program, and stronger merchandise offerings. For the month, our best performing departments were Frames, Party/Impulse, Kids Crafts, and Yarn, and our strongest zones were the Northeast, Pacific, and mid-Atlantic. For the quarter, our best performing departments were Frames, Scrapbooking, Kids Crafts, and General Crafts, and our strongest zones were the Pacific, Northeast, and Central.”

     The Company continues to expect diluted earnings per share for the second quarter to be in the $.38 to $.40 range and in the $2.92 to $3.05 range for the full fiscal year, a 15% to 20% increase over fiscal 2003. Same-store sales are expected to increase 3% to 5% in both the third and fourth quarters of 2004 while August same-store sales are expected to grow 4% to 6%.

     The Company plans to release its second quarter earnings results on Wednesday, August 25, 2004, and will host a conference call at 4:00 p.m. CT on that date to discuss them. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4251270.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
972/409 ·1300

     The Company plans to release its August 2004 sales results on Thursday, September 2, 2004 at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 5, 2004, the Company owns and operates 829 Michaels stores in 48 states and Canada, 160 Aaron Brothers stores, five ReCollections stores, and three Star Wholesale operations.

     Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
972/409 ·1300